EXHIBIT  10.10









September 10, 1996



Mr. Jon F. Tilkemeier
1901 N. Mohawk
Chicago, Illinois 60614

Dear Jon:

The purpose of this letter is to set forth the terms of your employment as Vice President - Marketing and Sales of Sundance effective October 1, 1996 or sooner.

      1. Duties. Your duties and responsibilities will be those customarily performed by Vice President in charge of marketing and sales, including such duties and responsibilities consistent therewith as may be assigned to you from time to time by the Chief Operating Officer/Chief Executive Officer of Sundance. You are expected to work full time for Sundance and not have any other active business involvement.

      2. Base Compensation. Your base compensation for your first year of employment will be $150,000 a year payable bi-weekly. The base compensation for your second year of employment will be such amount (not less than $150,000) as is determined by the Compensation Committee.

      3. Additional Compensation. a) "Minimum" Bonus. You will be eligible for a minimum bonus at the end of your first year of employment equal to 50% of your base compensation, (i.e., $75,000) if you and the Company achieve certain objectives for the year. Two-thirds of this bonus ($50,000) will be payable upon the accomplishment of your personal business objectives and one-third ($25,000) will be payable upon the accomplishment of the Company-wide business objectives. You and I will meet within the next 90 days to determine these objectives. A similar procedure will be followed for determining your "minimum" bonus for your second year of employment.




      b) Additional Bonus. You may receive an additional bonus, as determined by the Compensation Committee, if and to the extent you and/or the Company exceed the stated objectives. In this regard, I acknowledge that in leaving your present employer, you are walking away from a $30,000 bonus which you would have received in March of 1997. Accordingly, I acknowledge that if your "minimum" bonus is earned for the first year of your employment, the Company will in one way or the other make up this additional $30,000 for you.

      4. Fringe Benefits. You will be entitled to the regular fringe benefit package (including health insurance and vacation) which the Company provides to its senior executives. In addition, you will be entitled to the use of a new automobile which you may select and which the Company will purchase and own, provided that the Company shall not be obligated to pay more than $35,000 for the automobile. At the termination of your employment, the automobile will belong to the Company.

     5. Stock Options. You will receive 40,000 options, with a strike price set on your date of hire, pursuant to the Company's current Executive Stock Option Plan. At the end of the first twelve months of your employment, you will be entitled to an additional 20,000 options under the Plan if you are performing your job sufficiently well to earn at least the "minimum bonus. You will be entitled to another 20,000 options under the Plan at the end of the second year of employment subject to the same terms and conditions.

      6. Directorship. I recognize your desire to become involved in Company management by having a seat on the Board of Directors and you can be assured that if in my judgment things are working out well between us, I will recommend your election to the Board.

      7. Term. The foregoing terms of employment shall continue until September 30, 1998. The Company shall have the right to terminate your employment prior to that time if you shall be materially derelict in the performance of your duties, if you are convicted of a crime involving moral turpitude, if you die, or if you are permanently "disabled," as determined by the Company's disability policy. If you are terminated by the Company for any other reason prior to September 30, 1997, you will receive a lump sum severance payment equal to one-half of your base salary; if you are terminated in the second year of your employment, you will be entitled to a lump sum severance payment equal to one year's base salary. I anticipate that some time before the end of this two-year period, you and I will sit down and work out mutually satisfactory terms for the continuation of your relationship with Sundance past September 30, 1998.


If this letter accurately sets forth your understanding, kindly indicate by signing the enclosed copy.

Very truly yours,

SUNDANCE HOMES, INC.


 /s/ Maurice Sanderman
Maurice Sanderman
CEO/Chairman



              /s/ John Tilkemeier
Accepted by:   John Tilkemeier               09/17/96